EXHIBIT 10.21 October 3, 2000 Thomas M. Delaplane c/o Dreyer’s Grand Ice Cream, Inc. 5929 College Avenue Oakland, CA 94618

Re: Amendment to Secured Promissory Notes

Dear Mr. Delaplane:

This letter will confirm the agreement by Dreyer’s Grand Ice Cream, Inc. (“Dreyer’s”) to amend item (iii) in the first paragraph of the two Secured Promissory Notes executed by you in favor of Dreyer’s in the principal amounts of $95,000 and $186,000, dated October 5, 1998 and December 18, 1998, respectively (collectively, the “Notes” and individually each a “Note”). Item (iii) in the first paragraph of each of the Notes which currently reads “(iii) the second anniversary date of this Note.” is hereby amended by Dreyer’s as of the date of this letter to read “(iii) the fourth anniversary date of this Note.”

Very Truly Yours, Dreyer’s Grand Ice Cream, Inc. By: /s/William C.Collett —————————————— William C. Collett Title: Treasurer